As filed with the Securities and Exchange Commission on August 13, 2024.

Registration No. 333-279734

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Actuate Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	47-3044785
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1751 River Run, Suite 400

Fort Worth, Texas 76107

(817) 887-8455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Schmitt

President and Chief Executive Officer

1751 River Run, Suite 400

Fort Worth, Texas 76107

(817) 887-8455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Janet Spreen, Esq. Asim Grabowski-Shaikh, Esq. Baker & Hostetler LLP 127 Public Square, Suite 2000 Cleveland, Ohio 44114-1214 Tel: (216) 621-0200 Fax: (216) 696-0740	Stephen E. Older, Esq. Andrew Terjesen, Esq. McGuireWoods LLP 1251 Avenue of the Americas 20th Floor New York, New York 10020 Telephone: (212) 548-2100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-279734

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission (the “Commission”) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1, as amended (File No. 333-279734), declared effective by the Securities and Exchange Commission on August 12, 2024. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibits 5.1 and 23.3 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

Part II

Information Not Required in Prospectus

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Exhibits
5.1	Opinion of Baker & Hostetler LLP
23.3	Consent of Baker & Hostetler LLP (included in the opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney

*	Previously filed

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of August, 2024.

Actuate Therapeutics, Inc.

By:	/s/ Daniel M. Schmitt
Name:	Daniel M. Schmitt
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Name	Position	Date

By:	/s/ Daniel M. Schmitt	President, Chief Executive Officer and Director	August 13, 2024
	Daniel M. Schmitt	(Principal Executive Officer)

By:	/s/ Paul Lytle	Chief Financial Officer (Principal Financial Officer and	August 13, 2024
	Paul Lytle	Principal Accounting Officer)

By:	*	Director and Chairperson	August 13, 2024
Aaron G.L. Fletcher, Ph.D.

By:	*	Director	August 13, 2024
Les Kreis, Jr.

By:	*	Director	August 13, 2024
Todd Thomson

By:	*	Director	August 13, 2024
Daniel Zabrowski, Ph.D.

By:	/s/ Daniel M. Schmitt
Daniel M. Schmitt
Attorney-in-Fact